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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 16, 2002

STATION CASINOS, INC
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-21640 (Commission File Number)	88-0136443 (I.R.S. Employer Identification No.)
2411 West Sahara Avenue, Las Vegas, Nevada		89102
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (702) 367-2411

N/A
(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

        Management of Station Casinos, Inc. ("the Company") intends to conduct meetings with numerous analysts and investors over the next two weeks. In those meetings they will reiterate the guidance for earnings before interest, taxes, depreciation and amortization ("EBITDA") for the third quarter ending September 30, 2002 of approximately $54 million to $55 million and earnings per share ("EPS") of $0.09 to $0.10. For the year ending December 31, 2002, the Company expects EBITDA of approximately $240 million and EPS of $0.64, both of which are consistent with previous guidance. The guidance above excludes the impact of certain non-recurring items.

        The Company will also provide its initial guidance for fiscal 2003. The Company expects EBITDA to be approximately $255 million for the year ending December 31, 2003. In addition, the Company expects free cash flow (EBITDA minus cash interest, cash taxes and maintenance capital expenditures) to be approximately $109 million for the year ending December 31, 2003. These estimates do not include a contribution from the development and management agreements between the Company and the United Auburn Indian Community, which the Company expects to open during the second half of 2003.

        This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions, and expansion projects of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and its Registration Statement on Form S-4 File No. 333-66140. Additional financial information, including presentations from recent investor conferences, is available in the "Investors" section of the Company's website at www.stationcasinos.com.

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos, Inc.
Date: September 16, 2002	By:	/s/ GLENN C. CHRISTENSON Glenn C. Christenson Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer

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  ITEM 5. OTHER EVENTS